CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Western Goldfields, Inc. and Subsidiaries
Toronto, Canada

We hereby consent to the use in this registration statement No. 333-137847 of Western Goldfields, Inc. and Subsidiaries on Amendment No. 1 to Form S-3, of our report dated February 16, 2006, except for Notes 12 and 17 for which the date is August 1, 2006, and to all other references of our firm included in this Registration Statement.

Our report covering the December 31, 2005 and 2005 consolidated financial statements of Western Goldfields, Inc. and Subsidiaries contains an explanatory paragraph that states that the December 31, 2005 and 2004 consolidated financial statements have been restated.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
October 27, 2006